Exhibit 5.1

Reed Smith LLP 1841 Page Mill Road, Suite 110 Palo Alto, CA 94304 +1 650 352 0500 Fax +1 650 352 0699 reedsmith.com

Jaguar Health, Inc.

200 Pine Street, Suite 400

San Francisco, California 94014

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (the “Registration Statement”), including the prospectus constituting a part thereof (the “Prospectus”), filed by Jaguar Health, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on the date hereof in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), for resale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to 5,522,551 shares of the Company’s voting common stock, par value $0.0001 per share (the “Common Stock”). Such shares of Common Stock consist of: (i) up to 4,395,605 shares of Common Stock (the “Redemption Shares”) that may be issued from time to time upon either the redemption of the shares of Series P Non-Convertible Preferred Stock, par value $0.0001 per share (the “Series P Preferred Stock”), which the Company sold and issued to the Selling Stockholders pursuant to those certain securities purchase agreements, each dated as of June 9, 2026, by and between the Company and the Selling Stockholders (collectively, the “Preferred Stock Purchase Agreements”), or exercise of the pre-funded warrants to purchase Common Stock which the Company may issue in lieu of the Redemption Shares (the “Series P Pre-Funded Warrants”) in accordance with the terms of the Certificate of Designation of Preferences, Rights and Limitations of Series P Preferred Stock filed by the Company with the State of Delaware on June 8, 2026 (the “Certificate of Designation”), (ii) up to 72,000 shares of Common Stock (the “Commencement Shares”) that are issuable upon exercise of the pre-funded warrants to purchase Common Stock (the “Commencement Pre-Funded Warrants”), which have been issued by the Company to the Selling Stockholders as consideration for the Selling Stockholders’ execution and delivery of the Preferred Stock Purchase Agreements, and (iii) up to 1,054,946 shares of Common Stock (the “Dividend Shares”) that are issuable as dividends to the holders of the outstanding shares of Series P Preferred Stock or upon exercise of the pre-funded warrants to purchase Common Stock that the Company may issue in lieu of the Dividend Shares (the “Dividend Pre-Funded Warrants”) in accordance with the terms of the Certificate of Designation.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

NEW YORK ◆ LONDON ◆ HONG KONG ◆ CHICAGO ◆ WASHINGTON, D.C. ◆ BEIJING ◆ PARIS ◆ LOS ANGELES ◆ SAN FRANCISCO ◆ PHILADELPHIA ◆ SHANGHAI ◆ PITTSBURGH ◆ HOUSTON SINGAPORE ◆ MUNICH ◆ ABU DHABI ◆ PRINCETON ◆ NORTHERN VIRGINIA ◆ WILMINGTON ◆ SILICON VALLEY ◆ DUBAI ◆ CENTURY CITY ◆ RICHMOND ◆ GREECE ◆ KAZAKHSTAN

Jaguar Health, Inc. July 15, 2026 Page 2

This opinion is based solely on the General Corporation Law of the State of Delaware (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution) and, solely with respect to the Series P Pre-Funded Warrants, the Commencement Pre-Funded Warrants and the Dividend Pre-Funded Warrants, the laws of the State of New York.

Based upon and subject to the foregoing, we are of the opinion that (i) the Redemption Shares have been duly authorized for issuance and, when issued upon redemption of shares of Series P Preferred Stock or upon exercise of the Series P Pre-Funded Warrants in accordance with the terms of the Preferred Stock Purchase Agreements, the Certificate of Designation and Series P Pre-Funded Warrants, will be validly issued, fully paid, and nonassessable, (ii) the Commencement Shares have been duly authorized for issuance and, when issued upon exercise of the Commencement Pre-Funded Warrants in accordance with the terms thereof, will be validly issued, fully paid, and nonassessable, and (iii) the Dividend Shares have been duly authorized for issuance and, when issued as dividends or upon exercise of the Dividend Pre-Funded Warrants in accordance with the terms of the Preferred Stock Purchase Agreements and the Certificate of Designation, will be validly issued, fully paid, and nonassessable.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Reed Smith LLP

Reed Smith LLP

Legal Op:
MSL/LD/KEG